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First Niagara
Financial Group, Inc.

           First Niagara to Reduce the Size of Its Board of Directors
                 Number of Directors being reduced from 15 to 10

LOCKPORT, N.Y., August 24, 2006 -- First Niagara Financial Group, Inc. (NASDAQ:
FNFG) announced today that its Board of Directors has approved a plan to reduce the number of Directors serving on the Boards of FNFG and its wholly-owned subsidiary, First Niagara Bank, from 15 to 10 effective today.

Chairman of the Board Robert G. Weber commented, "Over the last eight years, First Niagara has grown significantly through acquisitions and internal growth, establishing a statewide market footprint across upstate New York. The size of our Board increased in conjunction with that growth and is no longer at a level consistent with optimal effectiveness and best corporate governance practices. First Niagara's Directors determined it is in the best long-term interest of the Company to reduce the size of the Board to a level where we can interact and function most effectively."

In recognition of their service to the shareholders of First Niagara as well as their voluntary resignation to facilitate implementation of the Board reduction plan, the five directors will receive, in cash, the equivalent of two years of annual board fees and accelerated vesting of previously granted FNFG equity awards. The total cost of the program will reduce FNFG's third quarter diluted earnings per share by $.01.

The following Directors have completed their service on the FNFG and the First Niagara Bank Boards of Directors: Gordon P. Assad, James W. Currie, Richard P. Koskey, B. Thomas Mancuso and James Miklinski.

The following Directors will continue to serve on the FNFG and the First Niagara Bank Boards of Directors until they next stand for election by FNFG shareholders: John J. Bisgrove, Jr., G. Thomas Bowers, Daniel J. Hogarty, Jr., William H. Jones, Daniel W. Judge, Paul J. Kolkmeyer, Sharon D. Randaccio, Robert G. Weber, Louise Woerner and David M. Zebro.

Mr. Weber concluded, "We thank the Directors leaving our Board for their dedicated and valuable service to First Niagara, as well as for their support in helping our Board reach a more ideal size in an orderly and expeditious way."

First Niagara Financial Group, Inc., through its wholly owned subsidiary First Niagara Bank, has assets of $8.1 billion and deposits of $5.6 billion. First Niagara Bank is a full-service, community-oriented bank that provides financial services to individuals, families and businesses through 122 branches and several financial services subsidiaries across New York State.

Officer Contacts
----------------
Paul J. Kolkmeyer......... President and CEO
Leslie G. Garrity......... Public Relations and Corporate Communications Manager
                           (716) 625-7528
                           leslie.garrity@fnfg.com